UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2018

GOPHER PROTOCOL INC.

(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	000-54530	27-0603137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2500 Broadway, Suite F-125, Santa Monica, CA 90404

(Address of principal executive offices) (zip code)

424-238-4589

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.01	Completion or Acquisition or Disposition of Assets
Item 2.03	Creation of Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 16, 2018 ( “Closing Date”), Gopher Protocol Inc. (the "Company") entered into and closed an Asset Purchase Agreement dated March 1, 2018 (the "ECS Purchase Agreement") with ECS Prepaid LLC (“ECS”), a Missouri limited liability company, pursuant to which the Company purchased certain assets from ECS, including, but not limited to, the processing prepaid platform, servers, POS terminals, customer list, a processing software program and goodwill, in consideration of $1,100,000 of which $100,000 was paid on the Closing Date and the balance is to be paid pursuant to a secured promissory note in the amount of $1,000,000 (the “ECS Note”). In addition, the Company issued 500,000 shares of common stock of the Company (the "ECS Shares") and warrants to purchase 500,000 shares of common stock (the “ECS Warrants”). The ECS Warrants were assigned by ECS to Dennis Winfrey. The ECS Warrants are exercisable for a period of five years at a fixed exercise price of $1.85 per share and contain standard anti-dilution protection. Under the ESC Note, which is secured by the assets acquired by the Company from ECS, the Company is required to make ten equal payments of $100,000 commencing on April 15, 2018. The Company may prepay the ECS Note at any time without penalty. The ECS Note is a short-term debt obligation that is material to the Company.

At closing, the Company and Derron Winfrey entered into an Employment Agreement pursuant to which Mr. Winfrey was retained as Chief Operating Officer for a term of one year, subject to an automatic extension, unless terminated, in consideration of a base salary of $144,000 and an annual bonus of $25,000 in shares of common stock of the Company subject to the discretion of the Board of Directors of the Company. In addition, Mr. Winfrey received a signing bonus of 250,000 shares of common stock, a Common Stock Purchase Warrant to acquire 500,000 shares of common stock at an exercise price of $1.85 per share and a $50,000 bonus with $25,000 paid on the Closing Date and $25,000 payable on May 1, 2018. The Company also entered into an Employment Agreement with Mark Garner pursuant to which Mr. Garner was retained as Vice President of Operations for a term of one year, subject to an automatic extension, unless terminated, in consideration of a base salary of $120,000 and an annual bonus of $25,000 in shares of common stock of the Company subject to the discretion of the Board of Directors of the Company. In addition, Mr. Garner received a signing bonus of 250,000 shares of common stock, a Common Stock Purchase Warrant to acquire 500,000 shares of common stock at an exercise price of $1.85 per share and a $50,000 bonus with $25,000 paid on the Closing Date and $25,000 payable on May 1, 2018. On March 16, 2018, Mr. Bauer was appointed as Chairman of the Board of the Company.

Mr. Winfrey, since 1998 through present, has served as the President of ECS and its predecessor. Mr. Winfrey holds a Bachelor of Science in Communications degree from Wichita State University.

On the Closing Date, the Company and J.I.L. Venture LLC (“JIL Venture”), a non-related party, which assisted structuring and negotiating the ECS Purchase Agreement and related asset purchase, entered a Consulting Agreement dated March 1, 2018. In consideration for the services, the Company issued JIL Venture 1,000,000 shares of common stock and warrants to purchase 1,500,000 shares of common stock exercisable for a term of five years at an exercise price of $1.85 per share. JIL Venture assigned 500,000 shares of common stock and 750,000 warrants to acquire 750,000 shares of common stock to Michelle Bauer, the wife of Gregory Bauer, CEO and a director of the Company.

The shares of common stock and the warrants were issued pursuant to exemptions from registration provided by Section 4(a)(2) and/or Regulation D of the 1933 Securities Act, as amended. No advertising or general solicitation was employed in offering the securities. The offer and sale was made to an accredited investor and transfer of the common stock issued was restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements

Audited Financial Statements for ECS Prepaid LLC for the years ended December 31, 2017 and December 31, 2016 (to be filed by amendment)

(b) Pro-Forma Financial Information

Pro Forma Financial Information (to be filed by amendment)

(d) List of Exhibits

Exhibit No.	Description of Exhibit
4.1	Form of Warrant issued to Derron Winfrey, Dennis Winfrey, Mark Garner and JIL Venture dated March 1, 2018
4.2	Note payable by Gopher Protocol Inc. to ECS, LLC dated March 1, 2018
10.1	Asset Purchase Agreement between Gopher Protocol Inc. and ECS Prepaid LLC dated March 1, 2018
10.2	Employment Agreement between Gopher Protocol Inc. and Derron Winfrey dated March 1, 2018
10.3	Employment Agreement between Gopher Protocol Inc. and Mark Garner dated March 1, 2018
10.4	Consulting Agreement between Gopher Protocol Inc. and J.I.L. Venture LLC dated March 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gopher Protocol Inc.

By:	/s/ Gregory Bauer
Name: Gregory Bauer
Title: CEO

Date: March 20, 2018